Exhibit 99

NETSOLVE, INCORPORATED ANNOUNCES THIRD QUARTER RESULTS

Growth in IP Telephony Management Contributes to Record New Orders

Austin, Texas, January 14, 2004 – NetSolve, Incorporated (NASDAQ: NTSL), a premier provider of IT infrastructure management services, today announced financial results for its third quarter ended December 31, 2003.

As anticipated, total revenues declined by $1.9 million compared to the same quarter a year ago as a result of declining carrier business, specifically the planned transition by AT&T of services under two contracts to internal AT&T centers. While the AT&T transition reduced the backlog of the company’s IT infrastructure management services revenues by 17% in calendar year 2003, 78% of those losses were replaced by growth in non-carrier channels. Total revenues from non-carrier sources increased $1 million, or 16%, as compared to the same quarter a year ago.

Third Quarter Highlights:

•	Recurring revenues from non-WAN (wide area network) services at the end of the third quarter grew 4% over the end of the prior quarter and 54% over the end of the same quarter a year ago. These services now represent 24% of the total recurring IT infrastructure management revenues, up from 14% at the end of the same period a year ago.

•	Recurring revenues from customers purchasing multiple services at the end of the third quarter were flat when compared to the prior quarter and increased 33% over the same quarter a year ago. Multiple services customers now represent 44% of the total recurring IT infrastructure management revenues, up from 29% for the same quarter a year ago.

•	Non-carrier new orders set a new record with strong growth of 56% sequentially.

•	Customer renewal efforts were strong with the value under expired service terms being reduced from 14% to 6% during the quarter.

•	Non-carrier total backlog grew 11% sequentially and 25% over last year.

•	IP Telephony momentum continued with 25,000 IP phones under management worldwide and an additional 20,000 phones in the backlog. This continues the company’s leadership in remote IP Telephony management.

•	Leadership team strengthened with the addition of Rick Hamilton as vice president of service delivery and the promotion of Julie Guillot to vice president of operations.

“I am pleased that we met our earnings and revenue guidance,” stated David Hood, the company’s president and chief executive officer. “While we are making good progress, the top-line results will not be apparent for a few quarters as we continue to transition the business to multiple services and more diverse channels. Our growth strategy continues to gain traction in the market. This is evidenced by record non-carrier new orders, NetSolve’s position as a global leader for remote IP Telephony management, continued success with selling additional services to our existing customers, and by increased interest by several Fortune 1000 companies in NetSolve’s services.”

Hood added, “I am also excited to have Rick Hamilton join us as our new vice president of service delivery and to name Julie Guillot as our vice president of operations, reporting to Rick. He brings unquestioned expertise and a unique perspective of a CIO who has successfully outsourced IT infrastructure management. When combined with Julie’s disciplined results and process orientation, our service delivery organization will be well positioned for growth and the evolving needs of our customers.”

Financial Results

Quarterly Results

Recurring IT infrastructure management services revenues were $8.2M, a decrease of 7.2% from the prior year quarter and 5.4% sequentially as a result of the planned AT&T transition. Total IT infrastructure management services revenues were $9.3M, down 11.1% from the prior year quarter and 4.9% sequentially. Total revenues for the quarter were $11.1M, down 6.5% sequentially and 14.9% below the prior year. Revenues were impacted as a result of the planned migration of the AT&T Home Depot and Managed Router Service Business to

AT&T centers and to planned lower levels of implementation revenue in the AT&T Frame Relay Plus business.

The $295,000 operating loss in the third quarter of fiscal 2004 was in line with our expectations. This compares with operating income of $719,000 in the same quarter a year ago. An operating loss was planned as part of the previously announced growth strategy that includes investing in sales, marketing and our services platform. Spending in development, sales and marketing were up by 17% over the prior year as the company executed its strategy to accelerate development, and diversification and growth in channels and services. Diluted net loss per share for the quarter was $0.01 per share compared to net income of $0.05 per share for the same quarter a year ago.

Cash and short-term investments at December 31, 2003 were $40.4M and the company generated $163,000 in cash from operations year-to-date. Collections of accounts receivable met internal expectations resulting in average days sales outstanding of 33 days. The company repurchased 106,000 additional shares during the quarter at an aggregate cost of $822,000. At quarter end, the company had repurchased 4.5M shares of the 6.0M shares authorized by the board of directors.

Year to Date Results

For the nine months ended December 31, 2003, recurring IT infrastructure management services revenues were at $25.7M, relatively flat as compared to the prior year period, while total IT infrastructure management services revenues declined slightly to $29.1M. Total revenues for the nine months ended December 31, 2003 declined slightly to $35.5M. Revenues were impacted as a result of the planned migration of the AT&T Home Depot and Managed Router Service Business to AT&T centers and by planned lower levels of implementation revenue in the AT&T Frame Relay Plus business.

Primarily as a result of planned initiatives to implement our growth strategy, including investing in our development, sales and marketing capabilities, the operating loss for the first nine months of fiscal 2004 was $1.1M. As expected, net loss equaled $0.04 per share for the first nine months of fiscal 2004, as compared to diluted net income of $0.18 per share for the same period a year ago.

Business Outlook

Industry analysts anticipate that the market for outsourced IT infrastructure services will expand significantly over the next few years and the market for IP Telephony products will nearly double within one to two years. The company believes that it is well positioned to take advantage of these market trends and expects top line growth after completing the transition of the AT&T business.

In the near term, the timing of new orders and customer installation cycles coupled with the continuing AT&T transition is anticipated to result in a slight sequential decline in IT infrastructure management services revenues for the March quarter. With respect to guidance for the fourth fiscal quarter, the company expects:

•	IT infrastructure management revenues will be $9.1-$9.2 M.

•	An operating loss of $300,000-$400,000.

About NetSolve

NetSolve is a leading provider of IT infrastructure management services for the enterprise. Using dynamic tools, an “own the problem” process and top-caliber engineers, NetSolve remotely monitors, diagnoses and solves a range of critical IT infrastructure issues. Offering proven remote management solutions since 1994, NetSolve provides remote operational management to nearly 1,000 companies in 50 countries. Netsolve: www.netsolve.com or 800/NETSOLVE.

Forward Looking Statements

This earnings release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We sometimes identify forward-looking statements with such words as “intends”, “believes”, “expects”, “views,” “anticipates” or similar words indicating future events. Such statements include all of the section entitled, “Business Outlook,” as well as the success of our AIIMS platform; our ability to implement our growth strategy, including our ability to integrate management across the IT infrastructure faster, more accurately and more cost effectively than companies can do on their own; industry trends; market opportunities; and our expected future results. Further, the Company’s actual results could differ materially from those discussed. Factors that could contribute to such differences include, but are not limited to, general economic and business conditions, conditions affecting the industries served by the Company, the size and growth of the industry, conditions affecting the Company’s customers, resellers, partners and suppliers, the effect of national and international political and economic conditions, the ability and willingness of resellers and other partners to devote their resources to sales of our services, the ability of our sales force to increase sales, competition, the market acceptance of the Company’s services including any expanded service offerings, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, which are incorporated herein by this reference. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Any forward-looking statement speaks only as of the date on which such statement was made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made, or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Investor Relations:

Melissa Mines

NetSolve, Incorporated

512.340.3224

melissa_mines@netsolve.com

Tables Follow

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NetSolve, Incorporated

(NASDAQ: NTSL)

Conference Call Announcement: Fiscal Quarter ended December 31, 2003

You are invited to participate in a conference call to review NetSolve’s third quarter results for fiscal year 2004. The conference call will be held on Thursday, January 15, 2004 at 10:00 a.m. CT/11:00 a.m. ET

Mr. David Hood, president and chief executive officer will serve as the chairperson and Mr. Ken Kieley, vice president and chief financial officer and secretary will present financial information. Prepared remarks will take approximately 30 minutes and will be followed by a brief question and answer period.

You can participate in the conference call by dialing 800.644.8660. The conference code is 4784861. Additionally, you can listen to the conference call simultaneously via Webcast at http://www.netsolve.com/investor/audiovideo.html.

A replay of the call will be available by dialing 800.642.1687 or 706.645.9291. The conference code, 4784861, will be operational from Thursday, January 15, 2004 to Thursday, January 22, 2004.

Worksheets that provide additional operating metrics will be available in advance of the call on Wednesday, January 14, 2004 after earnings have been announced at http://phx.corporate-ir.net/phoenix.zhtml?c=63854&p=irol-irhome.

NETSOLVE, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	3/31/2003	12/31/2003
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,073	$19,161
Short-term investments	15,431	21,228
Restricted cash	354	356
Accounts receivable, net of allowance for doubtful accounts of $130 at March 31, 2003 and $182 at December 31, 2003	6,061	3,658
Prepaid expenses and other assets	1,883	4,118
Deferred tax assets	1,487	1,487

Total current assets	53,289	50,008

Property and Equipment:
Computer equipment and software	11,466	12,682
Furniture, fixtures and leasehold improvements	5,073	5,116
Other equipment	373	446

	16,912	18,244
Less accumulated depreciation and amortization	(10,690)	(11,457)

Net property and equipment	6,222	6,787

Deferred tax assets, net of current portion	1,375	1,385
Other assets	104	—

Total assets	$60,990	$58,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,839	$1,064
Accrued liabilities	3,098	3,256
Future obligations for idle facility	1,138	87
Deferred revenue	1,055	801

Total current liabilities	7,130	5,208

Deferred revenue, net of current portion	247	—

Stockholders’ equity:
Common stock, $.01 par value; 25,000,000 shares authorized at March 31, 2003 and December 31, 2003; 15,613,690 issued and 11,455,204 outstanding at March 31, 2003 and 15,970,916 issued and 11,513,430 outstanding at December 31, 2003	156	159
Additional paid-in capital	81,732	83,554
Treasury stock	(28,891)	(30,888)
Retained earnings	616	147

Total stockholders’ equity	53,613	52,972

Total liabilities and stockholders’ equity	$60,990	$58,180

NETSOLVE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	12/31/2002	12/31/2003	12/31/2002	12/31/2003
	(unaudited)		(unaudited)
Revenues:
IT infrastructure management services	$10,434	$9,278	$30,606	$29,087
Maintenance and equipment	2,607	1,823	7,126	6,422

Total revenues	13,041	11,101	37,732	35,509

Costs of revenues:
IT infrastructure management services	6,089	5,703	18,110	17,506
Maintenance and equipment	1,859	1,117	4,877	4,435

Total costs of revenues	7,948	6,820	22,987	21,941

Gross profits:
IT infrastructure management services	4,345	3,575	12,496	11,581
Maintenance and equipment	748	706	2,249	1,987

	5,093	4,281	14,745	13,568
Operating expenses:
Development	1,050	1,231	2,801	3,995
Selling and marketing	1,867	2,196	5,386	6,634
General and administrative	1,457	1,149	3,605	4,009

Total operating expenses	4,374	4,576	11,792	14,638

Operating income (loss)	719	(295)	2,953	(1,070)

Other income (expense):
Interest income	186	133	604	363
Interest expense	—	(1)	(1)	(1)
Other, net	5	(2)	20	(2)

Total other income (expense)	191	130	623	360

Income (loss) before income taxes	910	(165)	3,576	(710)
Income tax expense (benefit)	346	(33)	1,306	(241)

Net income (loss)	$564	$(132)	$2,270	$(469)

Basic net income (loss) per share	$0.05	$(0.01)	$0.19	$(0.04)
Weighted average shares used in basic per share calculation	11,747	11,141	11,919	11,381

Diluted net income (loss) per share	$0.05	$(0.01)	$0.18	$(0.04)
Weighted average shares used in diluted per share calculation	12,372	11,141	12,630	11,381